Exhibit 99.1

XL Capital Assurance Inc.
and Subsidiary

Consolidated Financial Statements

Years Ended December 31, 2004, 2003 and 2002

(Expressed in U.S. Dollars)

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2004 and 2003	2
Consolidated Statements of Operations and Comprehensive Income (Loss)
for the years ended December 31, 2004, 2003 and 2002	3
Consolidated Statements of Changes in Shareholder’s Equity for the years
ended December 31, 2004, 2003 and 2002	4
Consolidated Statements of Cash Flows for the years ended
December 31, 2004, 2003 and 2002	5
Notes to Consolidated Financial Statements	6–26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Shareholder of XL Capital Assurance Inc. and Subsidiary:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of XL Capital Assurance Inc. and its subsidiary (the “Company”), at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
March 11, 2005

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

(U.S. Dollars in thousands, except share amounts)	2004	2003

Assets
Investments
Fixed maturities available for sale, at fair value
(amortized cost: 2004 - $270,523; 2003 - $237,589)	$272,950	$239,629
Short-term investments, at fair value
(amortized cost: 2004 - $3,657; 2003 - $8,812)	3,657	8,814

Total investments	276,607	248,443
Cash and cash equivalents	58,038	76,854
Accrued investment income	2,564	2,324
Prepaid reinsurance premiums	362,725	291,530
Premiums receivable	6,938	2,712
Reinsurance balances recoverable on unpaid losses	82,895	22,998
Intangible assets - acquired licenses	11,529	11,529
Deferred Federal income tax asset	17,260	13,560
Other assets	9,259	12,703

Total assets	$827,815	$682,653

Liabilities and Shareholder’s Equity
Liabilities
Unpaid losses and loss adjustment expenses	$ 86,438	$ 25,009
Deferred premium revenue	406,296	318,547
Deferred ceding commissions, net	37,270	33,738
Reinsurance premiums payable	25,849	33,422
Accounts payable and accrued expenses	14,435	19,482
Current Federal income tax payable	2,917	6,754
Intercompany payable to affiliates	20,644	8,473

Total liabilities	593,849	445,425

Shareholder’s Equity
Common stock (par value $7,500 per share; 8,000 shares
authorized; 2,000 shares issued and outstanding)	15,000	15,000
Additional paid-in capital	239,173	239,173
Accumulated other comprehensive income (net of deferred Federal
income tax liability of: 2004 - $850; 2003 - $715)	1,578	1,327
Accumulated deficit	(21,785)	(18,272)

Total shareholder’s equity	233,966	237,228

Total liabilities and shareholder’s equity	$827,815	$682,653

See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(U.S. Dollars in thousands)	2004	2003	2002

Revenues
Gross premiums written	$ 211,235	$ 243,317	$ 154,129
Ceded premiums written	(183,468)	(220,622)	(143,156)

Net premiums written	27,767	22,695	10,973
Change in net deferred premium revenue	(16,554)	(15,837)	(7,973)

Net premiums earned (net of ceded earned
premium of $112,273 in 2004, $81,042 in 2003,
and $32,933 in 2002)	11,213	6,858	3,000
Net investment income	10,880	5,869	5,799
Net realized (losses) gains on investments	(670)	71	1,975
Net realized and unrealized gains (losses) on
credit derivatives	2,454	2,273	(24)
Fee income and other	100	1,412	157

Total revenues	23,977	16,483	10,907

Expenses
Net losses and loss adjustment expenses (net of ceded
losses and loss adjustment expenses of $61,123 in 2004,
$13,484 in 2003 and $8,233 in 2002)	2,263	1,225	754
Net operating expenses	24,259	19,981	17,835

Total expenses	26,522	21,206	18,589

Loss before Federal income tax expense (benefit)	(2,545)	(4,723)	(7,682)

Current Federal income tax expense	4,802	6,754	45
Deferred Federal income tax benefit	(3,834)	(7,709)	(2,478)

Total Federal income tax expense (benefit)	968	(955)	(2,433)

Net loss	(3,513)	(3,768)	(5,249)

Comprehensive Income (Loss)
Unrealized (depreciation) appreciation of investments
arising during year (net of deferred Federal income tax
(benefit) expense of $(100), $(822) and $1,661)	(184)	(1,439)	3,042
Less: reclassification for (losses) gains realized in income
(net of deferred Federal income tax (benefit)
expense of $(234), $25 and $691)	(435)	46	1,284

Other comprehensive (loss) income	251	(1,485)	1,758

Comprehensive loss	$ (3,262)	$ (5,253)	$ (3,491)

See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(U.S. Dollars in thousands, except share amounts)	2004	2003	2002

Common Shares
Number of shares — beginning of year	2,000	2,000	2,000

Number of shares — end of year	2,000	2,000	2,000

Common Stock
Balance — beginning of year	$ 15,000	$ 15,000	$ 15,000

Balance — end of year	15,000	15,000	15,000

Additional Paid-In Capital
Balance — beginning of year	239,173	139,154	119,154
Capital contribution	—	100,019	20,000

Balance — end of year	239,173	239,173	139,154

Accumulated Other Comprehensive Income
Balance — beginning of year	1,327	2,812	1,054
Net change in unrealized appreciation of investments,
net of deferred Federal tax (benefit) expense of
$134 in 2004, $(847) in 2003 and $970 in 2002	251	(1,485)	1,758

Balance — end of year	1,578	1,327	2,812

Accumulated deficit
Balance — beginning of year	(18,272)	(14,504)	(9,255)
Net loss	(3,513)	(3,768)	(5,249)

Balance — end of year	(21,785)	(18,272)	(14,504)

Total shareholder’s equity	$233,966	$237,228	$142,462

See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(U.S. Dollars in thousands)	2004	2003	2002

Cash flows provided by operating activities
Net loss	$(3,513)	$(3,768)	$(5,249)
Adjustments to reconcile net loss to net cash provided by
operating activities
Net realized losses (gains) on sale of investments	670	(71)	(1,975)
Net realized and unrealized (gains) losses on credit
derivatives, excluding cash received and paid	(542)	(725)	513
Amortization of premium on bonds	1,147	1,176	919
Increase in unpaid losses and loss adjustment
expenses, net	1,532	1,225	754
Increase in deferred premium revenue, net	16,554	15,838	7,973
Increase in deferred ceding commissions, net	3,532	22,084	10,536
Increase (decrease) in reinsurance premiums payable	(7,573)	13,981	1,793
(Increase) decrease in premiums receivable	(4,226)	1	(1,643)
(Increase) in accrued investment income	(240)	(949)	(478)
Increase (decrease) in current Federal
income tax payable	(3,837)	6,754	1,651
Deferred Federal income tax asset	(3,834)	(7,709)	(2,478)
Increase (decrease) in accounts payable and
accrued expenses	(4,427)	5,267	1,471
Increase (decrease) in intercompany payable
to affiliates	12,171	(1,816)	(1,020)
Other	3,366	(2,741)	121

Total adjustments	14,293	52,315	18,137

Net cash provided by operating activities	10,780	48,547	12,888

Cash flows from investing activities
Proceeds from sale of fixed maturities and
short-term investments	213,442	281,357	167,142
Proceeds from maturity of fixed maturities and
short-term investments	2,239	26,779	64,292
Purchase of fixed maturities and short-term investments	(245,277)	(424,562)	(258,812)

Net cash used in investing activities	(29,596)	(116,426)	(27,378)

Cash flows from financing activities
Capital contribution	—	100,019	20,000

Net cash provided by financing activities	—	100,019	20,000

(Decrease) increase in cash and cash equivalents	(18,816)	32,140	5,510
Cash and cash equivalents
Beginning of year	76,854	44,714	39,204

End of year	$58,038	$76,854	$44,714

Taxes paid (refund received)	$8,639	$ —	$(1,699)

See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002

1. Organization and Ownership

     XL Capital Assurance Inc. (the “Company”) is a wholly owned subsidiary of XL Reinsurance America, Inc. (“XL RE AM”). XL RE AM and the Company are indirect wholly owned subsidiaries of XL Capital Ltd (“XL Capital”), a public company whose shares are listed on the New York Stock Exchange.

     The Company is an insurance company domiciled in the State of New York and licensed to conduct financial guaranty insurance business throughout the United States, except Wyoming, as well as in Puerto Rico, the District of Columbia, and the U.S. Virgin Islands. The Company has triple-A financial strength ratings from Standard & Poor’s, Moody’s Investors Service, and Fitch Ratings. The Company is primarily engaged in the business of providing credit enhancement on fixed and variable rate income securities through the issuance of financial guaranty insurance policies, and credit protection on specific referenced credits or on pools of specific referenced credits through the issuance of credit default swaps.

     Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of public bonds and structured securities. Credit default swaps are derivative contracts which offer credit protection relating to a particular security or issuer. Under the terms of a credit default swap, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a reference obligation or entity. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guaranty insurance. See Notes 9 and 15 for further details.

     On April 24, 2002, the Company formed XL Capital Assurance (U.K.) Limited, (“XLCA-UK”), an insurance company organized under the laws of England. XLCA-UK is a wholly owned subsidiary of the Company.

     In addition to its New York headquarters and London subsidiary (which has a Madrid branch), the Company maintains branch offices domestically in California and abroad in Singapore.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which for insurance companies differ in certain respects from the accounting practices prescribed or permitted by the New York Insurance Department (“NYID”) (See Note 14). The Company’s results from operations include the results of its subsidiary from April 24, 2002, the date it commenced operations. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as well as the reported amounts of revenue and expenses. Actual results may differ from those estimates. Certain comparative figures have been reclassified to conform with the current year’s presentation.

Investments

     All of the Company’s investments in fixed-maturity securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from a nationally recognized pricing service or dealer quotes. The net unrealized appreciation or depreciation on investments, net of deferred Federal income tax, is included in accumulated other comprehensive income (loss). Any

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

unrealized depreciation in value considered by management to be other than temporary is charged to income in the period that such determination is made.

     At the end of each accounting period, the Company reviews unrealized losses on its investment securities to identify declines in fair value that are other than temporary. This review involves consideration of several factors including (i) the time period during which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company concludes that a decline in fair value is other than temporary, the cost of the security is written down to fair value and the previously recognized unrealized loss is therefore realized in the period such determination is made.

     With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, general market conditions and assessing value relative to other comparable securities. For the years ended December 31, 2004, 2003 and 2002, there were no declines in fair value deemed to be other than temporary.

     Bond discounts and premiums are amortized on the effective yield method over the remaining terms of securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income.

     Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed-interest and money market fund deposits with a maturity of under 90 days when purchased.

     All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of fixed-maturity securities are determined on the basis of specific identification. Investment income is recognized when earned.

Premium Revenue Recognition

     Up-front premiums are reported as written and earned pro-rata to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amounts of debt insured. Premiums are allocated to each bond maturity and are earned on a straight-line basis over the term of each maturity. Installment premiums are reported as written when due and are earned over each installment period—typically a month or quarter.

     Deferred premium revenue and prepaid reinsurance premiums represent the portion of premiums written which is applicable to the unexpired terms of policies in force. If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue insured by the Company, will be recognized in income at that time.

Fee Income and Other

     The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when services are rendered and the fee is due or deferred and earned over the life of the related transaction. Work, waiver and consent, and termination fees are earned when due and are included in Fee Income and Other. Structuring and commitment fees are included in premiums and earned on a straight-line basis over the life of the related transaction.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

Losses and Loss Adjustment Expenses

     Reserves for losses and loss adjustment expenses (“LAE”) in the accompanying consolidated balance sheets are reflected gross of reinsurance. Reserves for losses and loss adjustment expenses include case basis reserves and unallocated reserves. Case basis reserves are established when losses on specific insured obligations are probable and can be reasonably estimated. Case basis reserves represent the present value of expected future loss payments and loss adjustment expenses, net of estimated recoveries but before considering ceded reinsurance. Case basis reserves are discounted at appropriate rates to reflect the period over which claims are expected to be paid on the underlying insured transactions.

     In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected levels of losses associated with currently insured issues, which is estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by the Company is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision. This methodology was adopted by the Company in 2002. The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern. In accordance with the Company's accounting policy, the initial expected loss ratio is applied to earned premium each quarter and the expected loss emergence pattern is analyzed on an annual basis as part of the Company's review of the overall adequacy of the unallocated loss reserve recorded on the Company’s balance sheet.

     The Company’s selection of an initial expected loss ratio and loss emergence pattern considered the characteristics of the Company’s own book of business as well as its actual loss experience and that of the industry. On an annual basis, the Company compares its selected initial expected loss ratio to its actual loss experience, as well as to industry loss experience, and will adjust it as considered necessary, to ensure such initial expected loss ratio continues to be appropriate for the risks in its inforce business. In addition, the expected loss emergence pattern will be adjusted or realigned on an annual basis, as considered necessary, to better correlate with the underlying changes in the Company’s in force business. (e.g. changes in the average life of in-force business resulting from changes in the mix of business and risk expiration). The Company’s unallocated reserve is available to be applied to new case basis reserves that may be established for claims on current outstanding insured principal and interest in the future.

     The Company is aware of the Securities and Exchange Commission’s (the “SEC”) recent review of the loss reserving practices of the financial guaranty insurance industry. The Company recognizes that there is diversity in practice among financial guarantee insurers and reinsurers with respect to their accounting policies for loss reserves. Current accounting literature, specifically Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 60 “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”) and FASB Statement of Financial Accounting Standards No. 97 “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (“SFAS 97”), does not specifically address the unique characteristics of financial guarantee insurance contracts. Consequently, the accounting principles applied by the industry, as well as the Company, have evolved over time and incorporate the concepts of both short-duration and long-duration contracts accounting under the provisions of SFAS 60 and SFAS 97, as well as other accounting literature, such as SFAS 5 “Accounting for Contingencies” and Emerging Issues Task Force (“EITF”) Issue No. 85-20 “Recognition of Fees for Guaranteeing a Loan”. It is our understanding that the SEC has requested that the FASB review this matter and provide guidance for the accounting of financial guarantee insurance contracts. The Company will continue its loss reserving methodology as noted above until further guidance is provided by the SEC or the FASB.

Deferred Acquisition Costs

     Certain costs incurred, primarily relating to and varying with the production of new business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, reduced by ceding commission income on premiums ceded to reinsurers. The Company considers the present value of future premiums under installment contracts written and the current value of deferred premium revenue when determining the recoverability of deferred acquisition costs (“DAC”). DAC and deferred ceding commissions (“DCC”) are amortized on a straight-line basis over the weighted average life of the Company’s in force business. If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining net amount of DAC and DCC with respect to such insured issue is recognized at such time.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

Reinsurance

     In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance premiums ceded are earned on a pro-rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated uncollectible reinsurance. At December 31, 2004 and 2003, the Company had no provision recorded for uncollectible reinsurance.

Intangible Assets—Acquired Licenses

     Licenses to transact insurance business were recorded at fair value when acquired as part of the 2001 acquisition of The London Assurance of America, Inc. (“LAA”). Prior to 2002, the Company had been amortizing the acquired licenses over a 40-year period. Effective January 1, 2002 the Company adopted SFAS 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) and ceased amortizing the licenses as they have an indefinite life. Under SFAS 142, the recoverability of the carrying values of intangible assets is evaluated annually for impairment based on a review of forecasted discounted cash flows and by referencing other available information. As of December 31, 2004 and 2003, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

Income Taxes

     Deferred Federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled.

Derivative Instruments—Credit Default Swaps

     The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at fair value with changes in fair value included in net realized and unrealized gains (losses) on credit derivatives in the Company’s consolidated statement of operations. Derivative instruments that the Company holds consist of credit default swaps issued by the Company which meet the definition of a derivative under FASB Statement of Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended” (“SFAS 133”). The Company intends to hold these derivative instruments until maturity. The Company does not hold any derivatives that are designated as hedges for financial reporting purposes.

Variable Interest Entities

     The Company participates in transactions which utilize variable interest entities (“VIE’s”) in the ordinary course of the Company’s business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet VIE’s. In synthetic transactions, the Company guarantees payment obligations of counterparties, including VIE’s, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these VIE’s for fixed premiums at market rates but does not hold any equity positions or subor-

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

dinated debt in these off-balance sheet arrangements. These financial guaranty insurance contracts represent variable interests held by the Company in variable interest entities.

     In underwriting financial guaranty insurance, the Company believes the risk of any loss to be remote based upon the Company’s requirement that guaranteed obligations be investment-grade prior to the provision of credit enhancement. Typically, in the case of asset-backed securities and other structured obligations, such investment grade ratings are based upon subordination, cash reserves and other structural protections. Consequently, the Company has determined that it is not the primary beneficiary of any VIE’s in which it holds a variable interest. Accordingly, these VIE’s are not consolidated. Disclosures of the Company’s exposure to loss and nature and size of VIE’s in which the Company is involved are included in Note 9.

Segment Reporting

As a monoline financial guaranty insurer, the Company is one reportable operating segment.

3. Investments

     The Company’s primary investment objective is the preservation of capital through maintenance of high-quality investments with adequate liquidity. A secondary objective is optimizing long-term, after-tax returns. The credit quality of fixed-maturity securities at December 31, 2004 and 2003, based on fair value, is as follows:

		Percent of
		fixed-maturity securities
Rating		2004	2003

	AAA	62%	69%
	AA	12	7
	A	26	24

		100%	100%

The amortized cost and fair value of investments as of December 31, 2004 and 2003 are as follows:

	2004

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(U.S. Dollars in thousands)	Cost	Gains	Losses	Value

Fixed maturities
U.S. Government and government
agencies and authorities	$58,507	$1,415	$(57)	$59,865
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	53,502	576	(155)	53,923
Industrial and miscellaneous	158,514	1,606	(958)	159,162

Total fixed maturities	$270,523	$3,597	$(1,170)	$272,950

Short-term investments
Total short-term investments	$3,657	$ —	$ —	$3,657

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

	2003

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(U.S. Dollars in thousands)	Cost	Gains	Losses	Value

Fixed maturities
U.S. Government and government
agencies and authorities	$91,746	$1,481	$(184)	$93,043
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	23,961	126	(396)	23,691
Industrial and miscellaneous	121,882	1,411	(398)	122,895

Total fixed maturities	$237,589	$3,018	$(978)	$239,629

Short-term investments
Total short-term investments	$8,812	$ 4	$ (2)	$8,814

     Fixed-maturity investments with a par value and fair value of $6,242,000 and $6,760,399 and $6,242,000 and $6,784,540 at December 31, 2004 and 2003, respectively, were on deposit with various regulatory authorities as required by insurance laws.

     The change in net unrealized gains (losses) consists of:

(U.S. Dollars in thousands)	Years Ended December 31,

	2004	2003	2002

Fixed-maturity securities	$387	$(2,334)	$2,728
Short-term investments	(2)	2	—

Change in net unrealized gains (losses)	$385	$(2,332)	$2,728

     The amortized cost and fair value of bonds at December 31, 2004 and 2003 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. Dollars in thousands)	December 31, 2004		December 31, 2003

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 15,042	$ 15,047	$ 12,030	$ 12,051
Due after one year through five years	43,702	43,631	80,849	81,616
Due after five years through ten years	66,823	67,376	57,270	57,256
Due after ten years	16,097	17,437	8,938	9,456

	141,664	143,491	159,087	160,379
Government agencies, authorities and
other mortgage-backed securities	128,859	129,459	78,502	79,250

Total	$ 270,523	$ 272,950	$ 237,589	$ 239,629

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

     Proceeds from sales of fixed maturities for the years ended December 31, 2004, 2003 and 2002 were $213,442,000, $281,357,107, and $117,925,508, respectively.

     The gross realized gains and gross realized losses for the years ended December 31, 2004, 2003, and 2002 related to the sale of investments were as follows:

(U.S. Dollars in thousands)
	2004		2003		2002

	Gains	Losses	Gains	Losses	Gains	Losses

Fixed maturities	$797	$ (1,476)	$ 1,331	$(1,259)	$ 2,217	$(248)
Short-term investments	10	(1)	—	(1)	6	—

Total	$807	$ (1,477)	$ 1,331	$(1,260)	$ 2,223	$(248)

Net investment income is derived from the following sources:

(U.S. Dollars in thousands)				Year Ended December 31,

				2004	2003	2002

Fixed maturities				$10,594	$5,468	$5,180
Short-term investments				62	206	315
Cash and cash equivalents				471	325	557

				11,127	5,999	6,052
Less: investment expenses				247	130	253

Net investment income				$10,880	$5,869	$5,799

     The following table presents the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

(U.S. Dollars in thousands)
	Less than 12 months		12 months or more		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	Value	Losses	Value	Losses	Value	Losses

U.S. Government and
government agencies and
authorities	$ 9,956	$(54)	$264	$ (3)	$ 10,220	$ (57)
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	18,434	(151)	2,189	(4)	20,623	(155)
Industrial and miscellaneous	68,131	(759)	19,961	(199)	88,092	(958)

Total temporarily
impaired fixed-maturity
securities	$96,521	$(964)	$22,414	$(206)	$ 118,935	$(1,170)

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

     The high credit quality of the Company’s investment portfolio of fixed-maturity securities is primarily due to strict adherence to conservative investment guidelines. Unrealized gains and losses are deemed to be temporary and result from general interest rate movements.

4. Information Concerning Parent and Affiliates

Capital Transactions

     On May 15, 2002, the Company received a $20,000,000 capital contribution from XL RE AM. The funds were used by the Company to capitalize XLCA-UK.

     On December 8, 2003, the Company received a $100,019,000 capital contribution from XL RE AM. The funds were used to support the Company’s continued growth and for general corporate purposes.

General Services Agreements

     The Company entered into a General Services Agreement effective January 28, 2002 (the “XLFAS General Services Agreement”) with an affiliated company, XL Financial Administrative Services Inc. (“XLFAS”), which was approved by the NYID on July 18, 2002. XLFAS employs substantially all the personnel of the Company and provides the office space and furniture and equipment used by the Company. Under the terms of this agreement, operating expenses are allocated based on the requirements of Regulation 30 of the NYID. In 2004, 2003 and 2002, operating expenses were allocated to the Company under this agreement in the amount of $57,705,330, $47,813,662, and $34,236,629, respectively.

     The Company entered into a General Services Agreement effective October 22, 2004 (the “XLFP Service Agreement”) with an affiliated company, XL Financial Products Ltd. (“XLFP”), a company formed under the laws of England. The XLFP Service Agreement was approved by the NYID on October 22, 2004. The XLFP Service Agreement provides for XLFP to provide the following services to XLCA-UK: identification and analysis of business opportunities for XLCA-UK with respect to certain products typically insured by XLCA-UK; assistance in structuring and tailoring products for actual or potential clients and beneficiaries; marketing and promoting products and related activity; and prompt communication to XLCA-UK of any notices or other documents which XLFP receives relating to claims or other incidents under any of the policies. Amounts allocated to the Company under the XLFP Service Agreement in 2004 were immaterial.

     In addition to the XLFAS General Services Agreement and the XLFP Service Agreement, the Company has entered into two service agreements with certain of its U.S. affiliates, including its ultimate U.S. holding company, X.L. America, Inc. (“XLA”). These services agreements include the following:

  Amended and Restated General Services Agreement, dated January 1, 2003 (the “Global Services Agreement”) among X.L. Global Services, Inc.(“XLGS”), XLA on behalf of: the Company, XLFAS and various other affiliates. The Global Services Agreement provides for the following services to be provided by XLGS: IT Support; Reinsurance Services; Reinsurance and Retrocessional Consulting; Reinsurance and Retrocessional Contract Management; Actuarial Services; Finance Dept. Services; Internal Audit Services; and Human Resources Services. The NYID approved the Global Services Agreement on January 24, 2003.

  Second Amended and Restated General Services Agreement, dated January 1, 2003 (the “XL America General Services Agreement”), among XLA, XLFAS, the Company and various other affiliates. The XL America General Services Agreement provides for the following services to be rendered to the Company and its affiliates: Advertising; Boards; Bureaus and Association, i.e., the subsidiaries’ direct regulatory and association participation and their proportion of industry-related associated participation under the XL America trade name; Surveys and Underwriting Expenses; Professional Fees, Total Compensation; Travel

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

  and Expense; Insurance; Rent and Rent Items; Equipment; Printing and Stationery; Postage, Telephone and Telegraph Exchange and Express; Legal and Auditing; License Fees and Taxes; Actuarial and Accounting; Administrative and Managerial; Data Processing; Claims; and Regulatory Compliance. The XL America General Services Agreement was approved by the NYID on January 22, 2003.

     Expenses allocated to the Company under the Global Services Agreement and the XL America General Services Agreement for the years ended December 31, 2004 and 2003 were $11,419,739 and $3,305,010, respectively.

Employee Benefit Plans

     XLA maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees of XLFAS and some other subsidiaries (collectively, the “Plans”). XLFAS’s discretionary contributions to both Plans are based on a fixed percentage of employee contributions and compensation as defined by the Plans. The Company’s share of allocated pension expense was $1,829,140, $1,333,815 and $1,847,385 for 2004, 2003 and 2002, respectively.

Facultative Quota Share Reinsurance Treaties

     On October 6, 1999, the Company entered into an arm’s-length Facultative Quota Share Reinsurance Treaty (“Treaty”) with XL Financial Assurance Ltd (“XLFA”), a Bermuda financial guaranty reinsurer, which is 86.8% owned by XL Capital through its wholly owned subsidiary, XL Insurance (Bermuda) Ltd. The remaining 13.2% of XLFA is owned by Financial Security Assurance Holdings Ltd., an unrelated company. Under the terms of this agreement, XLFA agrees to reinsure up to 90% of the Company’s acceptable risks. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

     The Company entered into a Facultative Master Certificate (the “XL Re Treaty”) with XL RE AM, effective as of December 1, 2002. Under the terms of the XL Re Treaty, XL RE AM agrees to automatically reinsure risks insured by the Company under financial guaranty insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

     Effective January 1, 2004, the Company commuted all the reinsurance ceded under the XL Re Treaty through December 31, 2003. The following sets forth the amounts recorded by the Company in 2004 as a result of this commutation.

(U.S. Dollars in thousands)
As of and for the year ended December 31, 2004
Ceded premiums written	$ (5,958)
Ceded premiums earned	(848)
Ceding commission revenue	(225)
Par exposure ceded	(442,929)

Related Party Guarantees

     In 2002, the Company began providing financial guaranty insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC, an affiliate of the Company. As of December 31, 2004 and 2003, the net aggregate amount of investment agreements insured was $255,730,165 and

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

$149,407,865, respectively. These insurance policies are collateralized by investment securities, accrued interest, cash and cash equivalents, which as of December 31, 2004 and 2003 had an aggregate fair value of $262,421,920 and $152,717,561, respectively. Under these agreements, the Company recorded net premiums written and earned of $1,974,409 and $85,138 during 2004 and 2003, respectively.

Surplus Maintenance Agreement

     XL RE AM has contractually agreed to maintain the Company’s statutory capital and surplus at a minimum of $75,000,000. This agreement has been in effect during all periods presented herein.

5. Net Premiums Earned

     Net premiums earned are comprised of:

(U.S. Dollars in thousands)	Year Ended December 31,

	2004	2003	2002

Direct premiums written	$210,630	$240,565	$150,893
Assumed premiums written	605	2,752	3,236
Ceded premiums written	(183,468)	(220,622)	(143,156)

Net premiums written	27,767	22,695	10,973
Change in direct deferred premium revenue	(88,556)(1)	(155,695)	(118,055)
Change in assumed deferred premium revenue	807	278	(141)
Change in prepaid reinsurance premiums	71,195(1)	139,580	110,223

Net premiums earned	$11,213	$6,858	$3,000

(1) Includes $23.3 million of earned premium relating to the recognition of a full limit loss on an insured transaction — See Note 10.

6. Net Operating Expenses

     Net operating expenses are comprised of:

(U.S. Dollars in thousands)	Year Ended December 31,

	2004	2003	2002
Operating expenses
Gross operating expenses	$76,480	$66,444	$47,290
Less: Deferred acquisition costs (“DAC”)	24,652	20,719	16,110
Add: Amortization of DAC	7,223	7,436	3,760

Operating expenses	59,051	53,161	34,940
Ceding commission revenue
Gross ceding commission revenue	55,753	68,547	39,991
Less: Deferred ceding commissions (“DCC”)	35,132	48,292	28,093
Add: Amortization of DCC	14,171	12,925	5,207

Ceding commission revenue	34,792	33,180	17,105

Net operating expenses	$24,259	$19,981	$17,835

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

7. Deferred Ceding Commissions and Deferred Acquisition Costs

     The ceding commission income and costs deferred and related amortization are as follows:

(U.S. dollars in thousands)	December 31,

	2004	2003
Deferred ceding commissions, net
Beginning of year	$(33,738)	$(11,654)

Ceding commission revenue
Ceding commission revenue deferred during the year	(35,132)	(48,292)
Ceding commissions amortized	14,171	12,925

Acquisition costs
Costs deferred during the year	24,652	20,719
Costs amortized	(7,223)	(7,436)

Deferred ceding commissions, net
End of year	$(37,270)	$(33,738)

8. Reinsurance

     The Company utilizes reinsurance principally to increase aggregate premium capacity and to reduce the risk of loss on financial guarantee business underwritten. This reinsurance includes the Facultative Quota Share Reinsurance Treaties with affiliates discussed in Note 4 as well as other facultative reinsurance with non-affiliated reinsurers. Reinsurance does not relieve the Company of its obligations under its policies of insurance and credit default swap contracts. Accordingly, the Company is still liable under such policies and contracts even if any or all of the reinsuring companies are unable to meet their obligations to the Company, or contest such obligations. The Company regularly monitors the financial condition of its reinsurers and believes there are no material uncollectible reinsurance balances at December 31, 2004 and 2003. The following tables set forth certain amounts ceded to affiliate and non-affiliate reinsurers as of and for the years ended December 31, 2004, 2003 and 2002. The affiliated amounts presented for 2004 do not include the effect of the commutation with XL RE AM discussed in Note 4.

(U.S. Dollars in thousands)	2004

	Affiliate	Non-Affiliate	Total
Year ended December 31
Ceded premiums written	$ 180,074	$ 3,394	$ 183,468
Ceded premiums earned	108,536	3,737	112,273
Ceding commission revenue	33,956	836	34,792
Ceded losses and loss adjustment expenses	60,189	934	61,123

At December 31
Par exposure ceded	$58,049,780	$1,265,521	$59,315,301
Reinsurance balances recoverable on unpaid losses	79,376	3,519	82,895

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

(U.S. Dollars in thousands)	2003

	Affiliate	Non-Affiliate	Total
Year ended December 31
Ceded premiums written	$ 213,912	$ 6,710	$ 220,622
Ceded premiums earned	75,282	5,760	81,042
Ceding commission revenue	31,742	1,438	33,180
Ceded losses and loss adjustment expenses	11,990	1,494	13,484

At December 31
Par exposure ceded	$36,231,821	$ 635,060	$36,866,881
Reinsurance balances recoverable on unpaid losses	20,493	2,505	22,998

(U.S. Dollars in thousands)	2002

	Affiliate	Non-Affiliate	Total
Year ended December 31
Ceded premiums written	$ 136,478	$ 6,678	$ 143,156
Ceded premiums earned	29,271	3,662	32,933
Ceding commission revenue	14,924	2,181	17,105
Ceded losses and loss adjustment expenses	7,317	916	8,233

At December 31
Par exposure ceded	$19,789,347	$1,119,004	$20,908,351
Reinsurance balances recoverable on unpaid losses	8,024	1,570	9,594

9. Outstanding Exposure and Collateral

     The Company’s policies insure the scheduled payments of principal and interest on insured obligations. The net exposure retained on any risk is subject to the Company’s underwriting guidelines and regulatory risk limitations. The Company’s in force business is diversified both domestically and internationally, across multiple industries and by type of obligations insured. The total principal (or “par”) amount insured, before reinsurance, as of December 31, 2004 and 2003 was $66.0 billion and $41.2 billion, respectively. The total principal and interest amount insured, before reinsurance, as of December 31, 2004 and 2003 was $95.6 billion and $60.4 billion, respectively.

     The following tables present certain information with respect to the par amounts insured by the Company at December 31, 2004 and 2003, before and after reinsurance (or on a “gross” and “net” basis, respectively):

Risk Classes — Par Exposure	2004			2003

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Public finance obligations	$ 24,659	$2,578	38.5%	$ 15,814	$1,650	38.4%
Structured single risks	12,837	1,330	19.8	8,938	947	22.1
Asset-backed obligations	18,593	1,806	26.9	8,342	889	20.7
Collateralized debt obligations .	9,934	993	14.8	8,065	806	18.8

Total	$ 66,023	$6,707	100.0%	$ 41,159	$4,292	100.0%

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

The par amounts insured as of December 31, 2004 and 2003 and the terms of maturity are as follows:

	2004

Years to Maturity — Par Exposure	Public		Non-Public
(U.S. Dollars in millions)	Finance		Finance
	Gross	Net	Gross	Net

0 to 5 years	$834	$ 83	$11,644	$1,160
5 to 10 years	1,861	188	8,610	871
10 to 15 years	2,748	279	3,447	358
15 to 20 years	4,740	475	1,201	135
20 years and beyond	14,476	1,552	16,462	1,606

Total	$24,659	$2,577	$41,364	$4,130

	2003

Years to Maturity — Par Exposure	Public		Non-Public
(U.S. Dollars in millions)	Finance		Finance
	Gross	Net	Gross	Net

0 to 5 years	$988	$ 99	$8,835	$861
5 to 10 years	1,214	123	9,049	981
10 to 15 years	1,869	187	2,719	290
15 to 20 years	1,745	176	1,083	118
20 years and beyond	9,998	1,065	3,659	392

Total	$15,814	$1,650	$25,345	$2,642

     The Company limits its exposure to losses from writing financial guarantees through its credit approval process and by maintaining a surveillance function which monitors insured transactions. Additionally, the Company mitigates credit risk by underwriting investment-grade transactions, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance.

     As of December 31, 2004 and 2003, the gross and net par amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral:

Asset-Backed Collateral Type —
Par Exposure	2004			2003

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Consumer assets	$ 14,870	$1,434	79.4%	$5,264	$581	65.4%
Commercial assets	3,723	372	20.6	3,078	308	34.6

Total	$ 18,593	$1,806	100.0%	$8,342	$889	100.0%

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

     As of December 31, 2004 and 2003, the insured portfolio was diversified by type of insured obligation as shown in the following table:

Type of Insured Obligation — Par Exposure	2004			2003

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Consumer Mortgage	$10,969	$1,060	15.8%	$1,392	$200	4.7%
General Obligation &
Appropriation	9,903	991	14.8	6,451	646	15.0
CDO — Arbitrage Cash Flow	7,396	740	11.0	5,852	585	13.6
Utility — Public	5,661	644	9.6	3,692	416	9.7
Utility — Private	4,423	518	7.7	2,701	347	8.1
Transportation	4,263	410	6.1	2,714	257	6.0
Non Ad Valorem	2,719	309	4.6	787	104	2.4
Auto	2,978	282	4.2	2,499	245	5.7
GIC	2,557	256	3.8	1,492	149	3.5
Future Flow	2,435	243	3.6	2,268	228	5.3
Commercial ABS — Other	1,810	181	2.7	1,318	132	3.1
CDO — Synthetic	1,758	176	2.6	1,645	164	3.8
Higher Education — Private	1,567	153	2.3	1,267	123	2.9
Pre-Insured	1,010	101	1.5	880	88	2.1
Fleet Financing	1,000	100	1.5	1,000	100	2.3
Bank Product	1,054	90	1.3	1,296	120	2.8
Credit Card	567	57	0.8	992	98	2.3
Other	3,953	396	6.1	2,913	290	6.7

Total	$ 66,023	$6,707	100.0%	$ 41,159	$4,292	100.0%

     The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas. As of December 31, 2004 and 2003, the distribution of par exposure by geographic location is set forth in the following table:

Geographic Distribution —
Par Exposure	2004			2003

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

California	$7,678	$757	11.3%	$ 2,857	$286	6.7%
New York	3,882	376	5.6	2,921	286	6.7
Florida	1,269	301	4.5	1,123	241	5.6
Delaware	2,501	240	3.6	89	8	0.2
New Jersey	1,583	158	2.4	962	96	2.2
Massachusetts	1,591	155	2.3	1,561	152	3.5
Alabama	1,669	153	2.3	1,245	111	2.6
Illinois	1,510	149	2.2	1,206	119	2.8
Texas	1,488	149	2.2	571	57	1.3
Wisconsin	1,303	130	1.9	1,018	102	2.4
Colorado	1,153	115	1.7	1,019	102	2.4
Georgia	718	90	1.3	477	66	1.5
Indiana	843	84	1.3	147	15	0.3
District of Columbia	820	82	1.2	188	19	0.4
Michigan	682	68	1.0	707	70	1.6
Other U.S. Jurisdictions	6,253	627	9.4	3,439	346	8.1
International	6,300	613	9.1	5,442	529	12.3
US Diversified	24,780	2,460	36.7	16,187	1,687	39.4

Total	$ 66,023	$6,707	100.0%	$ 41,159	$4,292	100.0%

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

     In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first-loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers the seller/servicer, industry, and type of collateral to be more relevant measures of diversification.

     As of December 31, 2004 and 2003, the distribution of par exposure by form of credit enhancement is set forth in the following table:

Credit Enhancement —
Par Exposure	2004			2003

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Financial guaranty insurance
policy	$ 60,061	$6,121	91.3%	$ 35,745	$3,761	87.6%
Credit default swap	5,962	586	8.7	5,414	531	12.4

Total	$ 66,023	$6,707	100.0%	$ 41,159	$4,292	100.0%

10. Liability for Losses and Loss Adjustment Expenses

     The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	2004		2003

	Case	Unallocated	Case	Unallocated
(U.S. dollars in thousands)	Reserves	Reserves	Reserves	Reserves

Balance at January 1	$ —	$25,009	$ —	$10,380
Incurred losses and loss adjustment
expense	47,755	15,879	—	14,629
Paid loss and loss adjustment expense	(2,205)	—	—	—

Balance at December 31	45,550	40,888	—	25,009
Reinsurance recoverable	(45,124)	(37,771)	—	(22,998)

Net balance at December 31	$426	$3,117	$ —	$2,011

Case Basis Reserves for Losses and Loss Adjustment Expenses

     During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the present value of losses expected to be incurred in the future with respect to an insured project financing. Because this loss represented a full limit loss to the subordinated tranche of the insured transaction, the remaining unearned premium pertaining to such tranche, which aggregated approximately $23.3 million, was fully earned resulting in a net loss, before reinsurance, of approximately $18.8 million. The portion of the insured exposure to which this loss relates was fully reinsured on a first-loss basis by an affiliate of the Company and, accordingly, there was no net impact on the Company’s results of operations from this loss provision. The total remaining par insured by the Company in connection with this transaction aggregated approximately $250 million ($43.9 million net of reinsurance to affiliates) at December 31, 2004, and amortizes over

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

many years into the future. The estimate of loss was necessarily based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate as necessary, as information becomes available. Pursuant to the assumptions upon which the estimate was based, under its existing reinsurance arrangements, approximately 17.5% of any additional loss provision in excess of the amount currently provided will be retained by the Company. The financing vehicle through which the project financing was issued is considered a variable interest entity under FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”), however, the Company is not the primary beneficiary. If there is ultimately an event of default, the Company has certain rights, which if exercised, will cause a reconsideration of the primary beneficiary. If such events occur, the Company will likely be required to consolidate the financing vehicle.

     The balance of case basis reserves at December 31, 2004 consisted of reserves for loss adjustment expenses which relate to remediation efforts associated with certain insured transactions, including the aforementioned project financing.

Unallocated Reserves

     Since the actual accrual to date has been in excess of the expected loss emergence pattern during 2004 and 2003, there has been a decrease in the estimate of reserves for prior years in order to bring the reserves in line with the Company’s actuarial expectations. As a result, there was a decrease in the estimate of reserves for prior years of $9,413,000 and $1,188,000 on a gross and net basis, respectively, for the year ended December 31, 2004 and of $7,358,000 and $536,000 on a gross and net basis, respectively, for the year ended December 31, 2003.

11. Income Taxes

     The Company’s Federal income tax return is consolidated with XLA and its subsidiaries (the “Consolidated Group”). XLA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the Consolidated Group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At December 31, 2004 and 2003, the Company had a Federal income tax payable of $2,917,000 and $6,754,000 to XLA, respectively.

     The U.S. Federal income tax rate applicable to ordinary income is 35%. The actual tax expense on income from operations differs from the “expected” amount for the following reasons:

	2004		2003		2002

		Percent		Percent		Percent
		of		of		of
		Pre-Tax		Pre-Tax		Pre-Tax
(U.S. Dollars in thousands)	Amount	Loss	Amount	Loss	Amount	Loss

“Expected” tax benefit	$(873)	(35.0)%	$(1,653)	(35.0)%	$(2,689)	(35.0)%
Adjustments
Gain on contributed security	—	—	533	11.3	—	—
Transfer pricing	1,485	59.6	495	10.5	—	—
Prior year true-up	326	13.0	(349)	(7.4)	—	—
Other	30	1.2	19	0.4	256	3.4

Actual tax (benefit) expense	$968	38.8%	$(955)	(20.2)%	$(2,433)	(31.6)%

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

     The components of the net deferred Federal income tax position of the Company as of December 31, 2004 and 2003 are as follows:

(U.S. Dollars in thousands)	2004	2003

Deferred tax assets
Deferred ceding commissions, net	$14,034	$12,200
Deferred premium revenue	2,421	1,997
Foreign Losses	1,378	454
Other — net	368	—

Total deferred tax assets	18,201	14,651

Deferred tax liabilities
Unrealized appreciation of investments	(849)	(713)
Accretion of discount	(92)	(67)
Other	—	(311)

Total deferred tax liabilities	(941)	(1,091)

Net deferred Federal income tax asset	$17,260	$13,560

     Management has concluded that the deferred tax asset is more likely than not to be realized. The Company’s Federal income tax return is consolidated with the Consolidated Group. Management has determined that the projected U.S. consolidated income of the Consolidated Group will be sufficient to utilize the net operating losses of the Consolidated Group within a reasonable time. Management will continue to evaluate income generated in future periods by the Consolidated Group in determining the reasonableness of its position. If management determines that future income generated by the Consolidated Group is insufficient to cause the realization of the Consolidated Group’s net operating losses within a reasonable period, a valuation allowance would be required.

12. Commitments and Contingencies

     The Company’s lease commitments are comprised primarily of its office premise lease at 1221 Avenue of the Americas, New York, New York, and office space lease commitments it assumed from an affiliate, Global Credit Analytics, Inc. (“GCA”), with respect to office space at 250 Park Avenue, New York, New York.

     The table below presents the Company’s minimum lease payment obligations under the aforementioned leases, as well as estimated sub-lease income from the sub-lease of space at the aforementioned locations.

	Minimum
	Lease	Sub-lease
(U.S. Dollars in Thousands)	Payments	Income

2005	6,823	1,240
2006	6,823	1,265
2007	6,877	1,191
2008	7,147	778
2009	7,168	791
Later years	89,418	3,762

Total	$124,256	$ 9,027

     Rent expense was $5,117,598, $6,398,785 and $2,748,904 for the years ended December 31, 2004, 2003, and 2002, respectively.

     In the ordinary course of business, the Company may become party to certain litigation. The Company is not currently subject to any material pending litigation.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

13. Disclosures About Fair Values of Financial Instruments

     The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Fixed-maturity investments: The carrying amount is fair value, which is based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

     Short-term investments: The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

     Cash and cash equivalents: The carrying amount of these items is a reasonable estimate of their fair value due to the short maturity of these instruments.

     Deferred premium revenue, net of prepaid reinsurance premiums: The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

     Losses and loss expenses, net of reinsurance balances recoverable: The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

     Installment premiums: The fair value of installment premiums is estimated based on the present value of the future contractual premium revenues, net of reinsurance, that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 3.61% and 7.0% at December 31, 2004 and 2003, respectively.

	2004		2003

	Carrying	Estimated	Carrying	Estimated
(U.S. Dollars in thousands)	Amount	Fair Value	Amount	Fair Value

Assets
Fixed-maturity investments	$272,950	$272,950	$239,629	$239,629
Short-term investments	3,657	3,657	8,814	8,814
Cash and cash equivalents	58,038	58,038	76,854	76,854

Liabilities
Deferred premium revenue, net of
prepaid reinsurance premiums	43,571	33,046	27,017	19,800
Loss and loss adjustment expenses,
net of reinsurance recoverable on
unpaid losses	3,543	3,543	2,011	2,011

Off-Balance Sheet Instruments
Installment premiums	—	127,541	—	94,497

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

14. Statutory Accounting Practices and Dividend Restrictions

     GAAP differs in certain significant respects from accounting (“SAP”) practices prescribed or permitted by the NYID. The following tables summarize the significant differences between statutory accounting practices and GAAP.

(U.S. Dollars in thousands)		2004	2003	2002

GAAP net loss		$(3,513)	$(3,768)	$(5,249)
Statutory adjustments:
Premium revenue recognition		(2,369)	(1,070)	(185)
Net losses and loss adjustment expenses		1,614	1,133	754
Deferred Federal income tax benefit		(3,834)	(7,709)	(2,478)
Current Federal income tax benefit		(353)	95	—
Deferred acquisition costs and ceding commissions, net	.	—	—	(1,118)
Net income (loss) of consolidated subsidiary		2,639	844	(218)
VIE’s are not consolidated under SAP		(542)	(725)	513
Other		(115)	178	162

Statutory net loss		$(6,473)	$(11,022)	$(7,819)

(U.S. Dollars in thousands)		2004	2003	2002

GAAP shareholder’s equity		$233,966	$237,228	$142,462
Statutory adjustments:
Premium revenue recognition		(3,637)	(1,268)	(198)
Deferred Federal income tax (benefit) liability		2,304	546	1,721
Current Federal income tax benefit		(258)	95	—
Net unpaid losses and loss adjustment expenses		3,582	2,011	786
Contingency reserve		(7,342)	(3,369)	(1,134)
Non-admitted assets		(16,511)	(13,731)	(6,211)
Intangible assets — acquired licenses		(11,529)	(11,529)	(11,529)
Unrealized appreciation of investments		(2,428)	(2,042)	(4,374)
VIE’s are not consolidated under SAP		(575)	(33)	692
Other		133	158	92

Statutory policyholders’ surplus		$197,705	$208,066	$122,307

     The principal differences result from the following statutory accounting practices:

  Bonds are carried at amortized cost rather than designated as available for sale and carried at market value. Unrealized gains or losses are not recognized as a separate component of shareholder’s equity net of applicable deferred Federal income taxes.

  A formula-based contingency reserve is established by an appropriation of unassigned surplus. This reserve is calculated at the greater of a prescribed percentage applied to insured outstanding principal or 50% of premiums written, net of ceded reinsurance. The prescribed percentage varies by the type of outstanding principal. The reserve is available to be applied to new case basis reserves that are established for claims on current outstanding insured principal and interest in the future. An unallocated reserve is not recorded.

  Current Federal income taxes are provided only on taxable income for which income taxes are currently payable and deferred tax assets are limited to an amount determined to be realizable within one year based on management’s estimation of the future realizability of deferred tax assets.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

  Under GAAP certain subsidiaries are required to be consolidated, whereas under SAP such subsidiaries are accounted for under statutory equity method accounting principles.
  Acquisition costs are charged to operations as incurred rather than as related premiums are earned.

  Up-front premiums are recognized as earned when the related risk has expired rather than over the period of risk.

  Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, but are reflected as assets under GAAP.

     Under New York Insurance Law, the Company may pay dividends to XL RE AM, without the prior approval of the Superintendent of the NYID, only from earned statutory policyholders’ surplus subject to the maintenance of the minimum capital and surplus requirement. In addition, the dividend, together with all other dividends declared or distributed by the Company during the preceding twelve months, may not exceed the lesser of 10% of its policyholders’ surplus as shown in the Company’s last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2004, the Company had no earned surplus available for the payment of dividends during the next twelve months.

15. Credit Default Swaps

     Credit default swaps insured by the Company meet the definition of a derivative under SFAS 133. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure and credit quality of the transaction. The Company considers credit default swaps to be, in substance, financial guaranty contracts as the Company intends to hold them to maturity. The full change in fair value is included in net realized and unrealized gains (losses) on credit derivatives.

     Credit default swaps generally cover a portfolio of securities. The credit ratings of the underlying securities vary and a single rating is calculated for the Company’s exposure at the inception of the transaction by an independent credit rating agency. In order to effectively price and market the transaction, different tranches are modeled for the purpose of assigning credit ratings based upon the level of subordination. Generally, a primary layer of first loss protection is created with the Company participating in the senior or higher quality rated tranches of the transaction.

     The Company’s exposure is fair valued taking into account changes in credit spreads, current market conditions, as well as the overall credit quality of the underlying collateral.

     The Company’s credit default swap portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after exhaustion of various first loss protection levels. These credit events are contract-specific, but generally cover bankruptcy, failure to pay and repudiation. The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment-grade ratings at the deals’ inception. On a net par basis, approximately 86% of the portfolio is rated AAA with the remaining 14% allocated to other investment-grade ratings. The weighted average term of the contracts in force was 4.50 years. The components of the Company’s net credit default swap asset and liability classified with other assets and accounts payable and accrued expenses, respectively, at December 31, 2004 and 2003 are as follows:

(U.S. Dollars in thousands)	2004	2003

Assets
Gross credit derivative gains	$7,447	$4,945
Reinsurance	6,649	4,424

Net assets	$798	$521

Liabilities
Gross credit derivative losses	$1,873	$4,718
Reinsurance	1,650	4,230

Net liabilities	$223	$488

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2004, 2003 AND 2002

     The components of the Company’s net realized and unrealized gains (losses) on credit derivatives for the years ended December 31, 2004, 2003 and 2002 are as follows:

(U.S. Dollars in thousands)	2004	2003	2002

Net premiums earned	$1,912	$1,438	$652
Loss reserves and other adjustments	—	110	(163)
Net fair value adjustment	542	725	(513)

Net realized and unrealized gains (losses)
on credit derivatives	$2,454	$2,273	$(24)

16. Quarterly Financial Information (Unaudited)

	2004

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year

Gross premiums written	$36,947	$57,221	$47,537	$69,530	$211,235
Net premiums written	9,854	5,707	4,929	7,277	27,767
Net premiums earned	3,363	2,362	2,825	2,663	11,213
Net investment income	2,495	2,554	2,879	2,952	10,880
Net losses and loss adjustment expenses	564	696	791	212	2,263
Income (loss) before income taxes	146	(1,683)	(2,005)	997	(2,545)
Net income (loss)	$96	$(1,126)	$(1,290)	$(1,193)	$(3,513)

	2003

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year

Gross premiums written	$33,240	$77,886	$72,755	$59,436	$243,317
Net premiums written	2,406	7,570	8,220	4,499	22,695
Net premiums earned	1,124	1,529	1,709	2,496	6,858
Net investment income	1,374	1,480	1,515	1,500	5,869
Net losses and loss adjustment expenses	359	529	140	197	1,225
Income (loss) before income taxes	(4,010)	374	346	(1,433)	(4,723)
Net income (loss)	$(2,400)	$(72)	$334	$(1,630)	$(3,768)